As filed with the U.S. Securities and Exchange Commission on March 3, 2023

File No. 333-182274
File No.: 811-22310

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 155	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 157	[X]
ETF MANAGERS TRUST
(Exact Name of Registrant as Specified in Charter)

30 Maple Street, 2nd Floor
Summit, New Jersey 07901
(Address of Principal Executive Offices, Zip Code)

(Registrant’s Telephone Number, including Area Code)
(877) 756-7873

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(Name and Address of Agent for Service)

Copy to:
Eric Simanek, Esq
Eversheds Sutherland (US) LLP
700 6th St NW
Washington, DC 20001
This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Explanatory Note.

3.	Part C to the Registration Statement (including signature page) and certain exhibits to the Registration Statement.

Explanatory Note: This Post-Effective Amendment is being filed solely for the purpose of filing exhibits to the Registration Statement on Form N-1A. Parts A and B of Post-Effective Amendment No. 154 to the Registration Statement on Form N-1A filed on January 26, 2023 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

PART C: OTHER INFORMATION
ETF Managers Trust
ITEM 28. EXHIBITS

(a)	(1)
Certificate of Trust dated June 30, 2009, as filed with the state of Delaware on July 1, 2009, for ETF Managers Trust (the “Trust” or the “Registrant”) is incorporated herein by reference to Exhibit (a)(1) to the Registrant’s Initial Registration Statement on Form N-1A, as filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2012.

	(2)
Certificate of Amendment dated May 25, 2016 to the Registrant’s Certificate of Trust dated June 30, 2009, as filed with the State of Delaware on May 31, 2016, is incorporated herein by reference to Exhibit (a)(2) to Post-Effective Amendment No. 41 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on August 25, 2016.

	(3)
Registrant’s Agreement and Declaration of Trust, adopted June 30, 2009, is incorporated herein by reference to Exhibit (a)(3) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on November 20, 2012.

	(4)
Amendment dated June 20, 2016 to the Registrant’s Agreement and Declaration of Trust, adopted June 30, 2009, is incorporated herein by reference to Exhibit (a)(4) to Post-Effective Amendment No. 41 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on August 25, 2016.

(b)
Registrant’s By-Laws, adopted October 1, 2012, are incorporated herein by reference to Exhibit (b) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on November 20, 2012.

(c)			Not applicable.
(d)	(1)
Amended and Restated Advisory Agreement dated June 24, 2016 between the Trust and ETF Managers Group LLC is incorporated herein by reference to Exhibit (d)(1) to Post-Effective Amendment No. 41 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on August 25, 2016.

	(2)
Amendment to the Amended and Restated Advisory Agreement is incorporated herein by reference to Exhibit (d)(2) to Post-Effective Amendment No. 133 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 28, 2021.

	(3)
Amended Schedule A to the Amended and Restated Advisory Agreement dated October 15, 2021 is incorporated herein by reference to Exhibit (d)(3) to Post-Effective No. 146 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on October 15, 2021.

	(4)
Sub-Advisory Agreement between ETF Managers Group LLC and EquBot LLC is incorporated herein by reference to Exhibit (e) to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on September 28, 2017.

	(5)
Sub-Advisory Agreement between ETF Managers Group LLC and Sit Fixed Income Advisors II, LLC is incorporated herein by reference to Exhibit (d) (4) to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 24, 2019.

(e)	(1)
Amended and Restated Distribution Agreement dated December 26, 2017 between the Trust and ETFMG Financial, LLC is incorporated herein by reference to Exhibit (e) to Post-Effective Amendment No. 80 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on December 20, 2017.

	(2)
Amendment No. 6 to the Amended and Restated Distribution Agreement dated September 9, 2021 between the Trust and ETFMG Financial, LLC is incorporated herein by reference to Exhibit (e)(2) to Post-Effective Amendment No. 146 to the Registrant’s Registration Statement on Form N-A, as filed with the SEC on October 15, 2021.

(f)			Not applicable.
(g)	(1)	(a)
Amended and Restated Custody Agreement between the Trust and U.S. Bank National Association is incorporated herein by reference to Exhibit (g)(1)(a) to the Post-Effective Amendment to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 4, 2021.

		(b)
Amendment to Amended and Restated Custody Agreement is incorporated herein by reference to Exhibit (g)(1)(b) to the Post-Effective Amendment to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on October 15, 2021.

(h)	(1)	(a)
Fund Servicing Agreement between the Trust and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Exhibit (h)(1)(a) to the Post-Effective Amendment to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 4, 2021.

(b)
Amendment to Fund Servicing Agreement is incorporated herein by reference to Exhibit (h)(1)(b) to the Post-Effective Amendment to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on October 15, 2021.

(2)
Form of Sub-License Agreement is incorporated herein by reference to Exhibit (h)(4) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on November 20, 2012.

	(3)	(a)
Securities Lending Agreement dated January 8, 2016 between the Trust and U.S. Bank National Association LLC (with respect to all series except for the ETFMG Alternative Harvest ETF, ETFMG Prime Junior Silver ETF and ETFMG Sit Ultra Short ETF) is incorporated herein by reference to Exhibit (h)(11) to Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 28, 2016.

		(b)	First Amendment to the Securities Lending Agreement – filed herewith.
		(c)	Second Amendment to the Securities Lending Agreement – filed herewith.
(d)
Third Amendment to the Securities Lending Agreement is incorporated herein by reference to Exhibit (h)(3)(b) to the Post-Effective Amendment to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 4, 2021.

		(e)	Fourth Amendment to the Securities Lending Agreement – filed herewith.
(i)	(1)
Legal Opinion and Consent for AI Powered Equity ETF is incorporated herein by reference to Exhibit (i)(9) to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on September 28, 2017.

(2)
Legal Opinion and Consent for ETFMG Alternative Harvest ETF is incorporated herein by reference to Exhibit (i)(10) to Post-Effective Amendment No. 8 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on December 20, 2017.

(3)
Legal Opinion and Consent for ETFMG Prime Junior Silver ETF, ETFMG Prime Cyber Security ETF, ETFMG Prime Mobile Payments ETF, ETFMG Drone Economy Strategy ETF, ETFMG Video Game Tech ETF, BlueStar Israel Technology ETF and Etho Climate Leadership U.S. ETF is incorporated herein by reference to Exhibit (i)(4) to Post-Effective Amendment No. 83 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 26, 2018.

(4)
Legal Opinion and Consent for ETFMG Sit Ultra Short ETF is incorporated herein by reference to Exhibit (i)(5) to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 24, 2019.

(5)
Legal Opinion and Consent for ETFMG Travel Tech ETF is incorporated herein by reference to Exhibit (i)(6) to Post-Effective Amendment No. 122 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on February 10, 2020.

(6)
Legal Opinion and Consent for ETFMG Treatments, Testing and Advancements ETF is incorporated herein by reference to Exhibit (i)(6) to Post-Effective Amendment No. 129 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 15, 2020.

(7)
Legal Opinion and Consent for ETFMG U.S. Alternative Harvest ETF is incorporated herein by reference to Exhibit (i)(7) to Post-Effective Amendment No. 137 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on May 5, 2021.

(8)
Legal Opinion and Consent for ETFMG Prime 2X Daily Junior Silver Miners ETF and ETFMG 2X Travel Tech ETF, is incorporated herein by reference to Exhibit (i)(8) to the Post-Effective Amendment to Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 4, 2021.

(9)
Legal Opinion and Consent for ETFMG Breakwave Sea Decarbonization Tech ETF is incorporated herein by reference to Exhibit (i)(10) to Post Effective Amendment No. 145 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on September 16, 2021.

(10)
Legal Consent for use of Eversheds Sutherland (US) LLP is incorporated herein by reference to Exhibit (i)(10) to Post Effective Amendment No. 154 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 26, 2023.

(j)			Consent of independent registered public accounting firm – not applicable to this filing
(k)			Not applicable.
(l)			Not applicable.
(m)	(1)
Amended and Restated Rule 12b-1 Plan is incorporated herein by reference to Exhibit (m)(2) to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on September 28, 2017.

	(2)
Schedule A to the Amended and Restated Rule 12b-1 Plan is incorporated herein by reference to Exhibit (m)(2) to Post-Effective Amendment No. 146 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on October 15, 2021.

(n)		Not applicable.
(o)		Not applicable.
(p)	(1)
Code of Ethics of the Trust, ETFMG Financial LLC, and ETF Managers Group LLC is incorporated herein by reference to Exhibit (p)(1) to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 24, 2019.

	(2)
Code of Ethics of EquBot LLC is incorporated herein by reference to Exhibit (p)(4) to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on September 28, 2017.

	(3)
Code of Ethics of Sit Fixed Income Advisors II, LLC is incorporated herein by reference to Exhibit (p)(3) to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on June 24, 2019.

(q)	(1)
Power of Attorney dated September 28, 2020 for Terry Loebs is incorporated herein by reference to Exhibit (q)(1) to Post-Effective Amendment No. 132 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 29, 2021.

	(2)
Power of Attorney dated September 28, 2020 for Eric Weigel is incorporated herein by reference to Exhibit (q)(2) to Post-Effective Amendment No. 132 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on January 29, 2021.

	(3)
Opinion of counsel regarding legal status of the ETFMG Alternative Harvest ETF and ETFMG U.S. Alternative Harvest ETF, s incorporated herein by reference to Exhibit (q)(3) to Post-Effective Amendment 152 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC on August 18, 2022.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE REGISTRANT
Not Applicable.
ITEM 30. INDEMNIFICATION
The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, and, subject to the provisions of the By-Laws, the Trust out of its assets may indemnify and hold harmless each and every Trustee and officer of the Trust from and against any and all claims, demands, costs, losses, expenses, and damages whatsoever arising out of or related to such Trustee’s or officer’s performance of his or her duties as a Trustee or officer of the Trust; provided that nothing herein contained shall indemnify, hold harmless or protect any Trustee or officer from or against any liability to the Trust or any Shareholder to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever issued, executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.
Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
ITEM 31. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER
ETF Managers Group LLC (the “Adviser”) serves as the investment adviser for each series of the Trust. The principal address of the Adviser is 30 Maple Street, 2nd Floor, Summit, New Jersey 07901.

EquBot LLC serves as investment sub-adviser for the AI Powered Equity ETF. The principal address of EquBot LLC is 450 Townsend Street, San Francisco, California 94107.
Sit Fixed Income Advisors II, LLC serves as investment sub-adviser for the ETFMG Sit Ultra Short ETF. The principal address of Sit Fixed Income Advisors II, LLC is 3300 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402.
Each of the above entities is an investment adviser registered with the SEC under the Investment Advisers Act of 1940.
This Item incorporates by reference each firm’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. The Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.  Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the firms below is included in the Trust’s Statement of Additional Information.

Investment Adviser	SEC File No.
ETF Managers Group LLC	801-107165
EquBot LLC	801-110987
Sit Fixed Income Advisors II, LLC	801-55201
Item 32.  Principal Underwriter.
(a)       ETF Managers Trust is the only investment company for which ETFMG Financial LLC acts as a principal underwriter.
(b)       To the best of Registrant’s knowledge, the directors and executive officers of ETFMG Financial LLC are as follows:

Name*	Position with Underwriter	Positions with Fund
Samuel R. Masucci III	Chief Executive Officer	Trustee, President and Secretary
Daniel Beaton	FINOP	None
Joseph Kessel	Chief Compliance Officer	None
Matthew Bromberg	General Counsel and Secretary	Assistant Secretary
* The principal business address for each of the above individuals is 30 Maple Street, 2nd Floor, Summit, New Jersey 07901.
(c)       Not applicable.
ITEM 33. LOCATION OF ACCOUNTS AND RECORDS:
State the name and address of each person maintaining principal possession of each account, book or other document required to be maintained by section 31(a) of the 1940 Act Section 15 U.S.C. 80a-30(a) and the rules under that section.
All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained at the following offices:

(a) Registrant:	ETF Managers Trust 30 Maple Street, 2nd Floor Summit, New Jersey 07901
(b) Adviser:	ETF Managers Group 30 Maple Street, 2nd Floor Summit, New Jersey 07901
(c) Sub-Adviser	EquBot, Inc. 450 Townsend Street San Francisco, California 94107
(d) Sub-Adviser	Sit Fixed Income Advisors II, LLC 3300 IDS Center, 80 South 8th Street Minneapolis, Minnesota 55402
(e) Principal Underwriter:	ETFMG Financial LLC 30 Maple Street, 2nd Floor Summit, New Jersey 07901
(f) Custodian:	U.S. Bank National Association Custody Operations 1555 North Rivercenter Drive, Suite 302 Milwaukee, Wisconsin 53212
ITEM 34. MANAGEMENT SERVICES
Not Applicable.
ITEM 35. UNDERTAKINGS
Not Applicable.

SIGNATURES
 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Trust has duly caused this Amendment to be signed below on its behalf by the undersigned, duly authorized, in the City of Summit, State of New Jersey, on March 3, 2023.

ETF Managers Trust

By:	/s/ Samuel Masucci, III
Samuel Masucci, III
Trustee and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacity indicated on March 3, 2023.

Signature	Title

/s/ Samuel Masucci, III	Trustee and President (principal executive officer)
Samuel Masucci, III

/s/ John A. Flanagan	Treasurer (principal financial officer and principal accounting officer)
John A. Flanagan

Terry Loebs*	Trustee
Terry Loebs

Eric Weigel*	Trustee
Eric Weigel

/s/ Samuel Masucci, III
*Samuel Masucci, III, Power of Attorney

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INDEX TO EXHIBITS

Exhibit Number	Description
(h)(3)(b)	First Amendment to the Securities Lending Agreement
(h)(3)(c)	Second Amendment to the Securities Lending Agreement
(h)(3)(e)	Fourth Amendment to the Securities Lending Agreement

C-2